EXHIBIT 10.40

LEAPFROG ENTERPRISES, INC.

2002 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

Pursuant to the Target Award Grant Notice (“Grant Notice”) and this Performance Share Award Agreement (“Agreement”) (collectively, the “Award”), LeapFrog Enterprises, Inc. (the “Company”) has awarded you, pursuant to its Performance Share Award Program (the “Program”) under its 2002 Equity Incentive Plan (the “Plan”), the number of shares of the Company’s Class A Common Stock as indicated in the Grant Notice, provided that (i) the Performance Goals specified in Exhibit A to the Program are met during the Performance Period beginning on                                 ,                      and ending on                                     ,              and (ii) you remain continuously employed by the Company during the entire Performance Period. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan or Program document.

The details of your Award are as follows.

1. ENTITLEMENT TO SHARES. Subject to the limitations contained herein, you shall be entitled to receive a percentage of the shares of Class A Common Stock specified in your Grant Notice if (i) a specified target level of certain Performance Goals is met during the applicable Performance Period and (ii) you remain continuously employed by the Company during the entire Performance Period. If the level of Performance Goals that is met during the Performance Period is less than or exceeds the specified target level, you will be awarded a pro-rata percentage of shares specified in your Grant Notice; provided, however, that (i) if a specified threshold level of Performance Goals is not met during the Performance Period, you will not receive any shares, and (ii) the maximum number of shares that you may receive will be 200% of the shares specified in your Grant Notice. The applicable threshold, target, and maximum award levels for the applicable Performance Period are set forth in Exhibit A to the Program.

2. DIVIDENDS. Prior to your receipt of any shares subject to your Award, you shall not receive any payment or other adjustment in the number of shares subject to your Award for dividends or other distributions that may be made in respect of the shares of Class A Common Stock to which your Award relates.

3. DISTRIBUTION OF SHARES. Provided that you become entitled to the shares of Class A Common Stock subject to your Award in accordance with Section 1 of this Agreement, the Company will distribute such shares to you within thirty (30) days following the completion of an independent audit and certification by the Committee, as described in Section 4(a) of the Program; provided, however, that in the event that the Company determines that you are subject to its Policy Against Trading on the Basis of Inside Information and any shares of Class A Common Stock in respect of your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during a “window period” applicable to you, as determined by the Company in accordance with such policy, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable within the next “window period” applicable to you pursuant to such policy; and provided further, that if you elect to defer issuance of the shares of Class A Common Stock as provided in Section 4 of this Agreement, the shares of Class A Common Stock shall be issued as set forth in your Deferral Election Form.

4. DEFERRAL ELECTION. You may elect to defer issuance of the shares of Class A Common Stock that would otherwise be issued by virtue of the vesting of your Award as set forth in the

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Grant Notice. If such deferral election is made, it shall be made in accordance with the following requirements:

(a) No deferral period shall exceed five (5) years from the original vesting date of the Award; and

(b) You must complete and submit a Deferral Election Form (in substantially the form attached to the Grant Notice) to the Company by                            ,             .

5. ADJUSTMENTS. The number of shares of Class A Common Stock subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in Section 11(a) of the Plan. In addition, the Committee is authorized to make certain adjustments in the method of calculating the attainment of Performance Goals, as provided in Section 2(ff) of the Plan.

6. SECURITIES LAW COMPLIANCE. You may not be issued any shares of Class A Common Stock under your Award unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

7. RESTRICTIVE LEGENDS. The shares of Class A Common Stock issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

8. TRANSFERABILITY. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of shares of Class A Common Stock pursuant to Section 3 of this Agreement.

9. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate.

10. UNSECURED OBLIGATION. Your Award is unfunded, and as the holder of an Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Class A Common Stock pursuant to Section 3 of this Agreement.

11. WITHHOLDING OBLIGATIONS.

(a) At the time you receive a distribution of shares of Class A Common Stock pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from payroll and any other amounts payable to you and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award.

(b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue a certificate for such shares.

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12. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

13. HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

14. AMENDMENT. Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 3 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Agreement.

15. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

16. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

17. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of California without regard to such state’s conflicts of laws rules.

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